Exhibit 99.1

Clear Channel Communications Announces Expiration and Final Settlement of its Previously Announced

Private Bond-For-Bond Exchange Offer

San Antonio, December 24, 2013. Clear Channel Communications, Inc. (the “Company”) announced today the expiration and final settlement of its previously announced private offer to holders of the Company’s 10.75% Senior Cash Pay Notes due 2016 (the “Outstanding Cash Pay Notes”) and 11.00%/11.75% Senior Toggle Notes due 2016 (the “Outstanding Toggle Notes” and collectively with the Outstanding Cash Pay Notes, the “Outstanding Notes”) to exchange (the “Exchange Offer”) any and all Outstanding Notes for newly issued Senior Notes due 2021 of the Company (the “New Notes”). The Exchange Offer expired at 11:59 p.m., New York City time, on December 23, 2013 (the “Expiration Date”).

As previously announced, as of 5:00 p.m., New York City time, on December 9, 2013 (the “Early Tender Date”), approximately $353.3 million in aggregate principal amount (or approximately 78.8 percent) of the Outstanding Cash Pay Notes and approximately $212.1 million in aggregate principal amount (or approximately 62.4 percent) of the Outstanding Toggle Notes had been validly tendered and not withdrawn. As a result, the aggregate principal amount of New Notes that was issued in exchange for Outstanding Notes tendered on or prior to the Early Tender Date was approximately $621.9 million. Settlement for such New Notes occurred on December 16, 2013.

Following the Early Tender Date and on or prior to the Expiration Date, an additional $532,000 in aggregate principal amount (or approximately an additional 0.1% percent) of the Outstanding Cash Pay Notes had been validly tendered. No additional Outstanding Toggle Notes were tendered after the Early Tender Date and on or prior to the Expiration Date. As a result, the aggregate principal amount of New Notes that were issued in exchange for Outstanding Notes tendered following the Early Tender Date but on or prior to the Expiration Date was $558,600. Settlement for such New Notes occurred on December 24, 2013 (the “Final Settlement Date”).

Participating holders who validly tendered Outstanding Notes following the Early Tender Date but on or prior to the Expiration Date received $1,050 of New Notes and $20 of cash for each $1,000 principal amount of Outstanding Notes tendered by such date. Additionally, because at least $375.0 million aggregate principal amount of Outstanding Notes were validly tendered and not withdrawn by the Early Tender Date, holders whose Outstanding Notes were accepted for exchange in the Exchange Offer also received an additional $20 of cash for each $1,000 principal amount of Outstanding Notes tendered. Participating holders were also eligible to receive, with respect to their Outstanding Notes accepted for exchange on the Final Settlement Date, accrued and unpaid interest, in cash, from the last applicable interest payment date up to, but not including, the Final Settlement Date. However, because interest on the New Notes accrues from August 1, 2013, the last interest payment date of the Company’s senior notes due 2021 that were issued on June 21, 2013, the cash portion (but not the PIK portion) of the interest accrued on the New Notes from such last interest payment date up to, but not including, the Final Settlement Date was deducted from the interest payable by the Company on the Outstanding Notes.

The New Notes issued on December 16, 2013 and the New Notes issued on the Final Settlement Date were issued as “additional notes” under the indenture governing the Company’s outstanding Senior Notes due 2021 that were issued on June 21, 2013. The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The New Notes issued on December 16, 2013 and on the Final Settlement Date are fungible with the Company’s existing Senior Notes due 2021 and entitled to registration rights under the terms of a registration rights agreement entered into on December 16, 2013 among the Company and the dealer managers in connection with the Exchange Offer.

Immediately following the Final Settlement Date, approximately $94.3 million aggregate principal amount of Outstanding Cash Pay Notes and approximately $127.9 million aggregate principal amount of Outstanding Toggle Notes remained outstanding.

The Exchange Offer was only available to holders of Outstanding Notes that certified their status as (i) both a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act and an institutional “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (ii) not a “U.S. person” as that term is defined in Rule 902 under the Securities Act, and was made pursuant to an Offering Circular dated November 25, 2013 (the “Offering Circular”).

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy the New Notes or any other securities. The Exchange Offer was not made to any person in any jurisdiction in which the offer, solicitation or sale was unlawful. Any offers of the New Notes were made only by means of the Offering Circular.

Media

Wendy Goldberg

Executive Vice President – Communications

(212) 549-0965

Investors

Brian Coleman

Senior Vice President – Treasurer

(210) 832-3311

About CC Media Holdings, Inc./Clear Channel Communications, Inc.

CC Media Holdings, Inc. (OTCBB: CCMO), the parent company of Clear Channel Communications, Inc., is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events, and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.